UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Quintana Maritime Limited

(Name of Registrant as Specified In Its Charter)

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—PRELIMINARY COPY—

SUBJECT TO COMPLETION, DATED JUNE   , 2006

Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
+30 210 898 6820

          , 2006

Dear Stockholder:

Quintana Maritime Limited’s Special Meeting of Stockholders will be held on          ,          at 10:00 a.m. local time, in the          . You are cordially invited to attend. Your Special Meeting materials, including the Notice of Special Meeting, Proxy Statement and Proxy Card from Quintana Maritime Limited’s Board of Directors, are enclosed.

On May 3, 2006, we entered into separate sale and purchase contracts with affiliates of Metrobulk Holding S.A., an unaffiliated third party, to purchase three Panamax drybulk carriers and fourteen Kamsarmax drybulk carriers for the aggregate cash purchase price of $735 million. In connection with the financing of this acquisition, on May 11, 2006, we completed a private placement of 2,045,558 units (the “Units”) consisting of 2,045,558 shares of 12% Mandatorily Convertible Preferred Stock (the “Preferred Stock”) that have a liquidation preference of $93.75 per share and 8,182,232 Class A Warrants (the “Warrants”) to purchase our common stock. Each unit sold in the Private Placement consists of one share of Preferred Stock and four Warrants. The gross proceeds of the sale of the Units was approximately $191 million to the Company, before fees and expenses.

As required by current Nasdaq Marketplace Rules, the Board of Directors of Quintana Maritime Limited has called the Special Meeting in order for you to consider and vote upon a proposal to approve:

•	the conversion of the Preferred Stock into shares of the Company’s common stock,

•	the exercisability of the Warrants to purchase shares of the Company’s common stock, and

•	the issuance of shares of the Company’s common stock upon the conversion of the Preferred Stock and the exercise of the Warrants.

Each of these items is part of a single integrated proposal. The Board recommends that you vote FOR the approval of the conversion of the Preferred Stock, the exercisability of the Warrants and the issuance of shares of the Company’s common stock upon the conversion of the Preferred Stock and the exercise of the Warrants. Please refer to the enclosed notice of meeting and proxy statement for detailed information on the proposal to be considered at the Special Meeting. Common stockholders are not being asked to approve the acquisition itself, which has already been approved by all necessary corporate action.

If our common stockholders approve the proposal, each share of Preferred Stock will automatically convert into 12.5 shares of common stock, subject to adjustments in certain circumstances. In addition, if our common stockholders approve the proposal, each Warrant will become exercisable to purchase one share of common stock at an exercise price of $8.00, subject to adjustments in certain circumstances.

If our common stockholders do not approve the proposal, the Preferred Stock will remain outstanding and will be entitled to continue to receive cumulative cash dividends at the per annum rate of 12% of the original issue price of $93.75 per share. In addition, if our common stockholders do not approve the proposal, the Warrants will not become exercisable, we will not receive the proceeds of the exercise to pay a portion of the purchase price of the acquisition and we will be required to redeem the Warrants at a price of $0.50 per share. As a result, we will not receive the expected proceeds of $65.5 million from the exercise of the Warrants but will instead be required to pay a redemption price of $4.1 million in respect of the Warrants. In such event, we would have a shortfall in our expected sources of funds to finance the acquisition and would be required to find additional financing to fund the shortfall.

We urge you to read the accompanying proxy statement carefully as it sets forth important information about the conversion and issuance proposal, its background and the Special Meeting. Adoption of the proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting by holders of our common stock, provided that a quorum consisting of the holders of a majority of the outstanding common stock is present at the Special Meeting either in person or by proxy.

Your vote is important. Whether or not you plan to attend the Special Meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. If you later find that you will be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is held at the Special Meeting.

Very truly yours,

CORBIN J. ROBERTSON, JR.
Chairman of the Board

The accompanying proxy statement is dated                 , 2006 and, together with the accompanying form of proxy, is first being mailed to stockholders on or about                 , 2006.

Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2006

To the Stockholders of
Quintana Maritime Limited:

A Special Meeting of Stockholders of Quintana Maritime Limited will be held in the          , on          , 2006 at 10:00 a.m., local time.

We are holding the Special Meeting to consider and act upon the following matters:

1. A proposal, in connection with the financing of our acquisition of 17 drybulk vessels from an unaffiliated third party, to approve:

(i) the conversion of the Company’s 12% Mandatorily Convertible Preferred Stock (the “Preferred Stock”) sold in a private placement (the “Private Placement”) described in the accompanying proxy statement into shares of the Company’s common stock,

(ii) the exercisability of the 8,182,232 Class A Warrants sold in the Private Placement (the “Warrants”) to purchase shares of the Company’s common stock, and

(iii) the issuance of shares of the Company’s common stock upon conversion of shares of the Preferred Stock and the exercise of the Warrants, as required by current Nasdaq Marketplace Rules.

2. To transact such other business as may properly come before the Special Meeting and at any adjournments or postponements of the meeting.

Each of the items discussed in (1) above is part of a single integrated proposal. The above matters are fully described in the attached proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Special Meeting.

Only stockholders of record at the close of business on          , 2006, will be entitled to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at the Company’s offices, Pandoras 13 & Kyprou Street, 166 74 Glyfada, Greece, for 10 days prior to the Special Meeting. If you would like to review the stockholder list, please telephone the Company at +30 210 898 6820 to schedule an appointment.

The holders of a majority of the Company’s outstanding common stock must be represented at the special meeting in person or by proxy to constitute a quorum. Therefore, all common stockholders are urged to attend the meeting in person or by proxy.

A copy of the proxy statement relating to the Special Meeting is being mailed to common stockholders together with this notice. Please read the proxy statement for a complete statement regarding the matters to be acted upon at the Special Meeting.

Your vote is important. Whether or not you plan to attend the Special Meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. If you later find that you will be present at the Special Meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is held at the Special Meeting.

By Order of the Board of Directors,

STEVE PUTMAN
Secretary

          , 2006

QUINTANA MARITIME LIMITED
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS
To Be Held on          , 2006

This proxy statement and accompanying form of proxy are being furnished to the stockholders of Quintana Maritime Limited in connection with the solicitation of proxies by its Board of Directors (the “Board”). The proxies are to be voted at a Special Meeting of Stockholders (the “Special Meeting”) to be held in the          , at 10:00 a.m., local time, on          , 2006, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the Special Meeting. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about          , 2006.

As of          , 2006, the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, there were outstanding and entitled to vote 24,148,242 shares of common stock of the Company. Each share of common stock entitles the holder to one vote on each matter presented at the Special Meeting. A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum for the Special Meeting.

Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR approval of:

(i) the conversion of the Company’s 12% Mandatorily Convertible Preferred Stock (the “Preferred Stock”) sold in a private placement (the “Private Placement”) described in the accompanying proxy statement into shares of the Company’s common stock,

(ii) the exercisability of the 8,182,232 Class A Warrants (the “Warrants”) sold in the Private Placement to purchase shares of the Company’s common stock, and

(iii) the issuance of shares of the Company’s common stock upon conversion of shares of the Preferred Stock and the exercise of the Warrants, as required by current Nasdaq Marketplace Rules.

Each of these items is part of a single integrated proposal. We sent you this proxy statement and the enclosed proxy card because our Board is soliciting your proxy to vote your shares at the Special Meeting. As a stockholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this proxy statement.

Our Notice of the Special Meeting, proxy statement, and Annual Report are available at our Internet website located at www.quintanamaritime.com.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the Special Meeting?

The purpose of the Special Meeting is for our common stockholders to consider and act upon a proposal to approve:

(i) the conversion the Company’s 12% Mandatorily Convertible Preferred Stock (the “Preferred Stock”) sold in a private placement (the “Private Placement”) described in this proxy statement into shares of the Company’s common stock,

(ii) the exercisability of the 8,182,232 Class A Warrants (the “Warrants”) sold in the Private Placement to purchase shares of the Company’s common stock, and

(iii) the issuance of shares of the Company’s common stock upon conversion of shares of the Preferred Stock and the exercise of the Warrants, as required by current Nasdaq Marketplace Rules.

We refer to this proposal in this proxy statement as the Share Conversion and Issuance Proposal.

Each of these items is part of a single integrated proposal.

On May 3, 2006, we entered into separate sale and purchase contracts with affiliates of Metrobulk Holding S.A. (“Metrobulk”), an unaffiliated third party, to purchase (the “Acquisition”) three Panamax drybulk carriers and fourteen Kamsarmax drybulk carriers (the “Acquisition Fleet”) for the aggregate cash purchase price of $735 million.

In order to finance a portion of the purchase price of the Acquisition Fleet, on May 11, 2006, the Company completed the Private Placement of 2,045,558 units (the “Units”) consisting of 2,045,558 shares of Preferred Stock and 8,182,232 Warrants. The gross proceeds of the sale of the Units was approximately $191 million to the Company, before fees and expenses.

Common stockholders are not being asked to approve the Acquisition itself, which has already been approved by all necessary corporate action.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Stamatis Molaris, President, Chief Executive Officer, President and a Director of the Company, and Steve Putman, Vice President, General Counsel and Secretary of the Company, have been designated as proxies for the Special Meeting.

What is a proxy statement?

A proxy statement is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy card designating proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Special Meeting and other required disclosures including information about our Board and officers.

Who may attend the Special Meeting?

The Board has set          , 2006 as the record date for the Special Meeting. All stockholders of record who owned shares of common stock at the close of business on          , 2006, or their duly appointed proxies, may attend and vote at the Special Meeting or any adjournments or postponements thereof. Seating is limited and admission is on a first-come, first-served basis. Please note that if you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of          , 2006 and check in at the registration desk at the Special Meeting.

Who can vote?

Each stockholder who owned common stock at the close of business on          , 2006 is entitled to one vote for each share of common stock held on all matters to be voted on. At the close of business on the record date, there were 24,148,242 shares of our common stock outstanding.

What am I voting on?

You will be voting on the Share Conversion and Issuance Proposal.

We are not aware of any other business to be conducted at the Special Meeting, but we will also consider any other business that properly comes before the Special Meeting.

How is the Share Conversion and Issuance Proposal structured?

Upon approval of the Share Conversion and Issuance Proposal by the holders of our common stock, each share of Preferred Stock will be automatically converted into 12.5 shares of our common stock, subject to adjustments in certain circumstances.

In addition, if our common stockholders approve the proposal, each Warrant will be exercisable to purchase one share of our common stock at an exercise price of $8.00, subject to adjustments in certain circumstances.

Why are we seeking stockholder approval of the Share Conversion and Issuance Proposal?

Because our common stock is listed on the Nasdaq National Market, we are subject to the Nasdaq Marketplace Rules. Rule 4350 of the Nasdaq Marketplace Rules requires stockholder approval for any issuance of stock, other than a public offering for cash, in connection with the acquisition of assets of another company, where the amount of stock being issued would equal 20% or more of the total number of shares of our common stock outstanding immediately prior to such issuance or 20% or more of the total voting power outstanding immediately prior to the issuance.

If the Share Conversion and Issuance Proposal is approved, the number of shares of common stock issuable upon conversion of the Preferred Stock will exceed 20% of our outstanding common stock. As a result, stockholder approval is required under the Nasdaq Marketplace Rules before we can complete the Share Conversion and Issuance Proposal.

What is the recommendation of the Board of Directors?

The Board of Directors unanimously recommends that you vote FOR the Share Conversion and Issuance Proposal.

Why is our Board of Directors recommending approval of the Share Conversion and Issuance Proposal?

On May 3, 2006, we entered into memoranda of agreement with affiliates of Metrobulk to purchase the Acquisition Fleet for an aggregate cash purchase price of $735 million. After considering numerous potential alternatives to finance the purchase of the Acquisition Fleet, our Board of Directors determined that the issuance of the Units consisting of Preferred Stock and Warrants to finance a portion of the purchase price of the Acquisition Fleet, along with borrowings under our proposed new revolving credit facility to fund the balance of the purchase price, was the best available financing alternative for us and our stockholders.

If the Share Conversion and Issuance Proposal is not approved, the Preferred Stock will remain outstanding and will be entitled to continue to receive cash dividends at the per annum rate of 12% of the original issue price of $93.75 per share, resulting in each share of Preferred Stock being entitled to dividends of $11.41 per year, or $2.8525 per quarter. On an aggregate basis, the dividend on the Preferred Stock would equal $23,339,817 each year, or $5,834,954 per quarter. If the Share Conversion and Issuance Proposal is approved and we pay an annual dividend of $0.84 per share on our common stock, the common stock issued upon conversion of the Preferred Stock would be entitled to dividends of $21,478,359 each year or $5,369,590 per quarter, in the aggregate. As a result, more cash would be available for the payment of dividends on our outstanding shares of common stock if the Share Conversion and Issuance Proposal is approved. Moreover, dividends on the Preferred Stock are cumulative. So long as the Preferred Stock remains outstanding, no dividends or other distributions may be declared or paid upon any share of our common stock unless all accumulated and unpaid dividends have been declared and paid upon all of the outstanding shares of Preferred Stock.

In addition, if our common stockholders do not approve the Share Conversion and Issuance Proposal, the Warrants will not become exercisable and we will not receive the proceeds of the exercise of the Warrants to pay a portion of the purchase price of the Acquisition and we will be required to redeem the Warrants at a price of $0.50 per Warrant. As a result, we will not receive the expected proceeds of $65.5 million from the exercise of the Warrants but will instead be required to pay a redemption price of $4.1 million in respect of the Warrants. In such event, we would have a shortfall in our expected sources of funds to finance the Acquisition and would be required to find additional financing to fund the shortfall.

What happens if the Share Conversion and Issuance Proposal is approved?

If the Share Conversion and Issuance Proposal is approved, we will issue a total of 25,569,475 shares of our common stock upon conversion of the Preferred Stock, which will represent approximately 51% of the total number of shares of common stock outstanding immediately after giving effect to the actions contemplated by the Share Conversion and Issuance Proposal. Upon completion of the actions contemplated by the Share Conversion and Issuance Proposal, all rights with respect to the Preferred Stock will terminate and all shares of Preferred Stock will be cancelled and may not be reissued. In addition, approval of the Share Conversion and Issuance Proposal will result in the elimination of the cumulative dividend, liquidation preference and repurchase right existing in favor of the Preferred Stock, as described in more detail in “The Share Conversion and Issuance Proposal” below.

In addition, if the Share Conversion and Issuance Proposal is approved, each of the 8,182,232 Warrants will become exercisable to purchase one share of our common stock at an exercise price of $8.00 subject to adjustments in certain circumstances. If the Share Conversion and Issuance Proposal is approved, the holders of the Warrants may exercise their right to purchase our common stock. If these holders exercise the Warrants, we expect to fund a portion of the purchase price of the Acquisition from the proceeds from the exercise of the Warrants.

What happens if the Share Conversion and Issuance Proposal is not approved?

If the Share Conversion and Issuance Proposal is not approved, the Preferred Stock will remain outstanding and will continue to be entitled to receive cash dividends at the per annum rate of 12% of the original issue price of $93.75 per share, resulting in each share of Preferred Stock being entitled to dividends of $11.41 per year, or $2.8525 per quarter. On an aggregate basis, the dividend on the Preferred Stock would equal $23,339,817 each year, or $5,834,954 per quarter. If the Share Conversion and Issuance Proposal is approved and we pay an annual dividend of $0.84 per share of our common stock, the shares of common stock issued upon conversion of the Preferred Stock would, in the aggregate, be entitled to dividends of $21,478,359 each year or $5,369,590 per quarter. As a result, if the Share Conversion and Issuance Proposal is not approved, less cash would be available for the payment of dividends on our outstanding shares of common stock. Dividends on the Preferred Stock are cumulative. Moreover, so long as the Preferred Stock remains outstanding, no dividends or other distributions may be declared or paid upon any share of our common stock unless all accumulated and unpaid dividends have been declared and paid upon all of the outstanding shares of Preferred Stock.

In addition, if our common stockholders do not approve the Share Conversion and Issuance Plan, the Warrants will not become exercisable, we will not receive the proceeds of the exercise of the Warrants to pay a portion of the purchase price of the Acquisition and we will be required to redeem the Warrants at a price of $0.50 per Warrant. As a result, we will not receive the expected proceeds of $65.5 million from the exercise but will instead be required to pay a redemption price of $4.1 million in respect of the Warrants. In such event, we would have a shortfall in our expected sources of funds to finance the Acquisition and would be required to find additional financing to fund the shortfall.

How many votes are required to hold the Special Meeting?

Adoption of the Share Conversion and Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting by holders of common stock at which a quorum consisting of the holders of a majority of the outstanding common stock is present at the Special Meeting either in person or by proxy.

A properly executed proxy submitted without instructions on how to vote will be voted FOR the Share Conversion and Issuance Proposal, unless your proxy is properly revoked. See “— Revoking Your Proxy.” A properly executed proxy submitted and marked “ABSTAIN” with respect to any matter will not be voted. Assuming there is a quorum, abstentions, broker non-votes and the failure by a common stockholder to vote at all will not affect the determination of whether the required vote was obtained because this determination is based on the votes cast at the Special Meeting, not on the number of outstanding common shares.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) If your shares are registered in your name, you are a stockholder of record.

(b) If your shares are registered in the name of your broker or bank, your shares are beneficially owned and held in street name.

Most stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the proxyholders or to vote in person at the Special Meeting. We have enclosed or sent a proxy card for you to use.

•	Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy, commonly known as a “legal proxy,” from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What different methods can I use to vote?

(a) By Written Proxy: All stockholders of record as of          , 2006 can vote by written proxy card.

(b) In Person: All stockholders of record as of          , 2006 and street name holders with a legal proxy from the record holder as of          , 2006 may vote in person at the Special Meeting.

In addition, street name holders may vote by telephone or over the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow share owners to vote their shares and to confirm that their instructions have been properly recorded.

What is the record date and what does it mean?

The record date for the Special Meeting is          , 2006. The record date is established by the Board as required by Marshall Islands law. Owners of record of our common stock at the close of business on the record date are entitled to:

(a) receive notice of the Special Meeting, and

(b) vote at the Special Meeting and any adjournments or postponements of the meeting.

How can I revoke a proxy?

If you are a stockholder of record, you can revoke a proxy prior to the completion of voting at the Special Meeting by giving written notice to the Secretary of the Company, delivering a later-dated proxy or voting in person at the Special Meeting. If you are a street name holder, you must follow the instructions on revocation of proxies, if any, provided by your bank or broker.

What if I don’t specify a choice for a matter when returning my proxy?

You should specify your choice for each matter on the enclosed proxy. If you sign and return your proxy but do not give specific instructions, your proxy will be voted FOR the approval of the Share Conversion and Issuance Proposal, as required by current Nasdaq Marketplace Rules.

Will my shares be voted if I do not provide my proxy?

Your shares will be voted if they are held in the name of a brokerage firm if you provide the brokerage firm with voting instructions. While brokerage firms have the authority under Nasdaq rules to cast votes on certain “routine” matters if they do not receive instructions from their customers, the Share Conversion and Issuance Proposal is not considered to be a routine matter for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the Share Conversion and Issuance Proposal, abstentions and broker non-votes will have no effect and will not be counted towards the vote total for the Share Conversion and Issuance Proposal.

What happens if additional proposals are presented at the Special Meeting?

Other than the Share Conversion and Issuance Proposal, we do not expect any matters to be presented for a vote at the Special Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting. Under our bylaws, stockholders may not present proposals at the Special Meeting.

Can I change my vote?

If you are a stockholder of record, you may change your vote at any time before the polls close at the Special Meeting. You may do this by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	giving written notice to the Secretary of the Company by , 2006; or

•	voting in person at the meeting.

Your attendance at the Special Meeting will not have the effect of revoking a proxy unless you notify our Secretary in writing before the polls close that you wish to revoke a previous proxy. You may revoke your proxy at any time before the proxy has been voted at the Special Meeting by taking one of the actions described above.

If you are a street name holder, you must follow instructions provided by your broker or bank, if any, in order to change your vote.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent, Computershare. Please vote all of these shares. We recommend that you contact your broker and/or Computershare to consolidate as many accounts as possible under the same name and address. Computershare can be contacted at (781) 575-3100 and via its website at www.computershare.com.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by          , 2006, to the attention of our Corporate Secretary, c/o Quintana Maritime Limited, Pandoras 13 & Kyprou Street, 166 74 Glyfada, Greece. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than          , 2006 and no later than          , 2006. You are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Who bears the cost of the proxy solicitation?

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by our employees in person or by telephone or facsimile transmission. These employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by our employees to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common shares as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Georgeson Shareholder Services, Inc. to aid in the solicitation of proxies. The fees of Georgeson Shareholder Services, Inc. are $7,500, plus reimbursement of its reasonable costs.

What is “householding”?

We may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs as well as natural resources. Proxy materials and other stockholder communications to you may be householded based on your prior express or implied consent. If your proxy materials are being householded and you wish to receive separate copies of the proxy statement and/or Annual Report, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request to our transfer agent, Computershare:

•	By mail addressed to:

Quintana Maritime Limited
c/o Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078

•	By calling Computershare at (781) 575-3100

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein include assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” All statements in this document that are not statements of historical fact are forward-looking statements. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “anticipate,” “estimate,” “intend,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” “expect” or similar terms.

Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results and our future revenues and expenses;

•	statements about pending or recent acquisitions, business strategy and expected capital spending or operating expenses;

•	our anticipated general and administrative expenses;

•	statements about shipping industry trends, including charter hire rates and factors affecting supply and demand;

•	our continued ability to enter into time charters with our customers;

•	our ability to obtain additional financing;

•	expectations regarding the availability of vessel acquisitions; and

•	our business strategy and other plans and objectives for future operations.

Forward-looking statements are based upon assumptions, expectations, projections, intentions and beliefs as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements included herein.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

THE SHARE CONVERSION AND ISSUANCE PROPOSAL

The Company is seeking approval of:

(i) the conversion of the shares of the Company’s 12% Mandatorily Convertible Preferred Stock (“Preferred Stock”) into shares of the Company’s common stock,

(ii) the exercisability of the 8,182,232 Class A Warrants (the “Warrants”) to purchase shares of the Company’s common stock, and

(iii) the issuance of shares of the Company’s common stock upon conversion of the Preferred Stock and the exercise of the Warrants sold in the private placement described below, as required by current Nasdaq Marketplace Rules.

If the proposal is adopted at this meeting, each share of Preferred Stock will be automatically converted into 12.5 shares of our common stock, as more fully described below and the Warrants will become exercisable to purchase shares of our common stock at an exercise price of $8.00 per share.

Background of the Proposal

On May 3, 2006, we entered into separate sale and purchase contracts with affiliates of Metrobulk Holding S.A. (“Metrobulk”), an unaffiliated third party, to purchase (the “Acquisition”) three Panamax drybulk carriers and fourteen Kamsarmax drybulk carriers (the “Acquisition Fleet”) for the aggregate cash purchase price of $735 million. For a more detailed discussion of the Acquisition, see “Background of the Share Conversion and Issuance Proposal.”

In order to finance a portion of the purchase price of the Acquisition Fleet, on May 11, 2006, the Company completed a private placement (the “Private Placement”) of 2,045,558 units (the “Units”) consisting of 2,045,558 shares of Preferred Stock and 8,182,232 Warrants. We chose to issue the Units consisting of Preferred Stock and Warrants rather than issuing common stock, because to issue more than 20% of the total number of shares of common stock outstanding immediately prior to such issuance would have required a common stockholder vote prior to such issuance under the rules of the Nasdaq National Market set forth in Rule 4350 of the NASD Manual and thereby delay our ability to agree to the Acquisition to the possible detriment of the Company. In connection with the Private Placement of Units, we agreed, among other things, to call a Special Meeting of the common stockholders prior to December 31, 2006 to consider a proposal to convert the shares of Preferred Stock into common stock. We are now asking for your approval.

The Proposal

At the Special Meeting, our common stockholders will consider and act upon a proposal to approve:

(i) the conversion of the Company’s Preferred Stock sold in the Private Placement into shares of the Company’s common stock,

(ii) the exercisability of the Warrants to purchase shares of the Company’s common stock, and

(iii) the issuance of shares of the Company’s common stock upon conversion of shares of the Preferred Stock and the exercise of the Warrants, as required by current Nasdaq Marketplace Rules.

Each of these items is part of a single integrated proposal.

We refer to this proposal in this proxy statement as the Share Conversion and Issuance Proposal.

Common stockholders are not being asked to approve the Acquisition itself, which has already been approved by all necessary corporate action.

Requirement for Stockholder Approval

Because the Company’s common stock is listed on the Nasdaq National Market, the Company is subject to the Nasdaq Marketplace Rules. Rule 4350 of the Nasdaq Marketplace Rules requires stockholder approval for any issuance of stock, other than a public offering for cash, in connection with the acquisition of assets of another company, where the amount of stock being issued would equal 20% or more of the total number of shares of common stock outstanding immediately prior to such issuance or 20% or more of the total voting power outstanding immediately prior to the issuance.

The Preferred Stock and Warrants were issued in connection with the agreement to purchase the Acquisition Fleet from Metrobulk. If the Share Conversion and Issuance Proposal is approved, the number of shares of common stock issuable upon conversion of the Preferred Stock will exceed 20% of the Company’s outstanding common stock. As a result, stockholder approval is required under the Nasdaq Marketplace Rules before the Company can complete the Share Conversion and Issuance Proposal. Stockholder approval of the Share Conversion and Issuance Proposal is not otherwise required as a matter of Marshall Islands law, the Company’s amended and restated articles of incorporation or amended and restated bylaws or any other applicable laws, rules or regulations.

Effects of Approval

General.  If our common stockholders approve the Share Conversion and Issuance Proposal at the Special Meeting, each outstanding share of Preferred Stock will automatically convert into 12.5 shares of our common stock upon approval, subject to adjustments in certain circumstances, and those new shares of common stock will be issued and listed on the Nasdaq National Market. In addition, if the Share Conversion and Issuance Proposal is approved, each of the 8,182,232 Warrants will become exercisable to purchase one share of our common stock at an exercise price of $8.00 subject to adjustments in certain circumstances. If the Share Conversion and Issuance Proposal is approved, the holders of the Warrants may exercise their right to purchase our common stock. If these holders exercise the Warrants, we expect to fund a portion of the purchase price of the Acquisition from the proceeds from the exercise of the Warrants.

Equal Rights.  If the Share Conversion and Issuance Proposal is approved, the rights and privileges associated with the common stock issued in the Share Conversion will be identical to the rights and privileges associated with the common stock held by the Company’s existing common stockholders, except that holders of the common stock issued in exchange for the Preferred Stock will have the registration rights described below under “Registration Rights.”

Dilution.  If the Share Conversion and Issuance Proposal is approved, the Company will issue a total of 25,569,475 shares of common stock, which will represent approximately 51% of the total number of shares of common stock outstanding immediately after giving effect to the Share Conversion and Issuance Proposal. As a result, the Company’s existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of the Company’s outstanding common stock. In addition, if the Share Conversion and Issuance Proposal is approved, the Warrants will become exercisable for shares of common stock. Assuming an exercise of all of the Warrants to purchase common stock, we would have an additional 8,182,232 shares of common stock outstanding, all of which may be resold in the public market following the effectiveness of our resale registration statement.

Elimination of Cumulative Dividend, Liquidation and Repurchase Rights of Preferred Stock.  If the Share Conversion and Issuance Proposal is approved, all rights with respect to the Preferred Stock will terminate, and all shares of Preferred Stock will be cancelled and may not be reissued. In addition, approval of the Share Conversion and Issuance Proposal will result in the elimination of the cumulative dividend rights, liquidation preferences and repurchase rights existing in favor of the holders of the Preferred Stock. For a detailed description of the dividend, liquidation and repurchase rights of the Preferred Stock, see “Description of the Preferred Stock.”

Resale.  The shares of Preferred Stock were sold in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. We have agreed to file a registration statement for the resale of the securities sold in the Private Placement and the shares of our common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants with the Securities and Exchange Commission (“SEC”). Following the declaration of effectiveness of the registration statement, the shares of our common stock issuable upon the exchange of Preferred Stock and exercise of the Warrants will not be restricted securities for purposes of the Securities Act of 1933, as amended (“Securities Act”), and will not be subject to restrictions on transfer arising under the Securities Act, unless the holder of such shares is considered an affiliate of the Company for purposes of

Rule 144 of the Securities Act. If the holder of such shares is an affiliate of the Company, the resale of such shares will be subject to certain conditions under Rule 144, including a limitation on the number of shares that may be sold by such affiliate holder during any three-month period. Nonetheless, the market price of the Company’s common stock could be materially and adversely affected if a sufficient number of such shares are sold into the market.

Effects of Failure to Approve

General.  Each share of Preferred Stock is currently entitled to receive cash dividends at the per annum rate of 12% of the original issue price of $93.75 per share, calculated on the basis of a 360-day year. If our common stockholders do not approve the Share Conversion and Issuance Proposal, each share of Preferred Stock will continue to be entitled to receive cash dividends at the per annum rate of 12% of the original issue price of $93.75 per share calculated on that basis. The obligation to pay dividends on the Preferred Stock would reduce the amount of cash available to be distributed in the form of dividends to the common stockholders or for other purposes. In addition, if our common stockholders do not approve the Share Conversion and Issuance Proposal, the Warrants will not become exercisable, we will not receive the proceeds of the exercise of the Warrants to pay a portion of the purchase price of the Acquisition and we will be required to redeem the Warrants at a price of $0.50 per Warrant. As a result, we will not receive the expected proceeds of $65.5 million from the exercise of the Warrants but will instead be required to pay a redemption price of $4.1 million in respect of the Warrants. In such event, we would have a shortfall in our expected sources of funds to finance the Acquisition and would be required to find additional financing to fund the shortfall.

Dividends.  If our common stockholders do not approve the Share Conversion and Issuance Proposal, the Preferred Stock will remain outstanding and will be entitled to continue to receive cash dividends at the per annum rate of 12% of the original issue price of $93.75 per share resulting in each share of Preferred Stock entitled to dividends of $11.41 per year or $2.8525 per quarter. On an aggregate basis, the dividend on the Preferred Stock would equal $23,339,817 each year or $5,834,954 per quarter. If the Share Conversion and Issuance Proposal is approved and we pay an annual dividend of $0.84 per share on our common stock, the shares of common stock issued upon conversion of the Preferred Stock would be entitled to dividends of $21,478,359 each year or $5,369,590 per quarter, in the aggregate. As a result, if the Share Conversion and Issuance Proposal is not approved, less cash would be available for the payment of dividends on our outstanding shares of common stock. Moreover, dividends on the Preferred Stock are cumulative. So long as the Preferred Stock remains outstanding, no dividends or other distributions may be declared or paid upon any share of our common stock unless all accumulated and unpaid dividends have been declared and paid upon all of the outstanding shares of Preferred Stock.

Liquidation Preference.  If our common stockholders do not approve the Share Conversion and Issuance Proposal, the Preferred Stock will remain outstanding and will be entitled to a liquidation preference in the event of our voluntary or involuntary liquidation, winding up or dissolution. The liquidation preference entitles each holder of the Preferred Stock to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of common stock, a liquidation preference in the amount of $93.75 per share of Preferred Stock, plus accrued but unpaid dividends to and including the date the liquidation preference is paid. After payment of the full amount of the liquidation preference, the holders of the Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be a voluntary or involuntary liquidation, winding up or dissolution.

Repurchase Option.  If our common stockholders do not approve the Share Conversion and Issuance Proposal, the Preferred Stock will remain outstanding and will be entitled to be repurchased by the Company in certain limited circumstances. If the holders of the Preferred Stock are not offered value at least equivalent to that given the holders of our common stock in certain specified transactions, the holders of the Preferred Stock will have the right to require us to repurchase their shares of Preferred Stock at the applicable repurchase price referred to herein under the heading “Description of Preferred Stock — Repurchase at Holder’s Option.”

Interest of Certain Persons in the Share Conversion and Issuance Proposal

In considering the recommendation of our Board of Directors to approve the Share Conversion and Issuance Proposal, you should be aware that, in connection with the Private Placement, affiliates of each of Corbin J. Robertson, Jr., First Reserve Corporation, and American Metals & Coal International, Inc. (our “Founders”) along with certain members of our Board of Directors and certain members of our management team purchased an aggregate of approximately 439,200 shares of Preferred Stock. Please see “Security Ownership of Certain Beneficial Owners and Management” for more details.

Our Founders, certain members of our Board of Directors and management team have agreed pursuant to a voting agreement to vote their shares of common stock in favor of the Share Conversion and Issuance Proposal.

If the Share Conversion and Issuance Proposal is approved, our Founders, on an aggregate basis, will receive 5,490,000 shares of common stock which will limit dilution of their ownership interests in the Company. Currently, affiliates of each of Corbin J. Robertson, Jr., First Reserve Corporation, and American Metals & Coal International, Inc. beneficially own 10.2%, 12.8% and 2.6% of our outstanding common stock, respectively. If the Share Conversion and Issuance Proposal is approved, assuming the conversion of the Preferred Stock and the exercise of the Warrants, affiliates of each of Corbin J. Robertson, Jr., First Reserve Corporation, and American Metals & Coal International, Inc. will beneficially own 8.8%, 9.9% and 4.1% of our outstanding common stock, respectively.

Registration Rights

In connection with the Private Placement, on May 11, 2006, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company is required to use commercially reasonable efforts to:

(1) file within 60 days after the closing of the Private Placement a shelf registration statement covering the resale of the Units, including the Preferred Stock and the Warrants, and the common stock issuable upon exercise of the Warrants, and the resale of the common stock issuable upon the conversion of Preferred Stock and the exercise of the Warrants (the “Shelf Registration Statement”);

(2) cause the Shelf Registration Statement to be declared effective under the Securities Act within 120 days after the date of the closing of the Private Placement, subject to extension to 180 days under certain circumstances; and

(3) keep the Shelf Registration Statement continuously effective for two years or until the date on which all of the Units, the shares of Preferred Stock, Warrants or shares of common stock issuable thereunder have been sold pursuant to the Shelf Registration Statement or are no longer restricted securities.

Furthermore, under the agreement the Company is subject to a liquidated damages clause. Under these provisions, if the Company fails to:

(1) file with the SEC the Shelf Registration Statement within 60 days after the closing of the Private Placement;

(2) have the SEC declare the Shelf Registration Statement effective within 120 days after the date of the closing of the Private Placement; provided, however, that such period will be extended to 180 days after the closing of the Private Placement in the event the SEC elects to review and comment on the Shelf Registration Statement and we file with the SEC a letter responding to the initial written comments of the SEC within the earlier of (a) 30 days after the receipt thereby and (b) the date that is 120 days after the closing of the Private Placement; or

(3) keep the Shelf Registration Statement continuously effective as required in the Registration Rights Agreement, subject to any suspensions of effectiveness permitted thereby, then in each case above (each such event referred to in clauses (1), (2) and (3) above a “Registration Default”), the Company will be required to pay liquidated damages to each holder of a share of Preferred Stock which shall accrue from the date of the failure to comply with the provisions contained in clauses (1) or (2) above.

The liquidated damages payable to each holder of Preferred Stock in respect of any share of Preferred Stock will be computed at a rate equal to 0.25% per annum of the $93.75 liquidation amount of the Preferred Stock for the first 60-day period following a Registration Default, and thereafter at a rate equal to 0.50% per annum of the $93.75 liquidation amount of the Preferred Stock, in each case up to but excluding the date on which all Registration Defaults have been cured. If the Preferred Stock has been converted into shares of our common stock, the liquidated damages payable in respect of any share of common stock will be computed at a rate per annum equal to the applicable above-referenced calculated rate or rates for the applicable period or periods divided by a number equal to the number of shares of common stock issued in the conversion into which each share of Preferred Stock was converted pursuant to the conversion.

Board of Directors’ Recommendation

Our Board of Directors unanimously recommends that you vote FOR the Share Conversion and Issuance Proposal.

Reasons for Board of Directors’ Recommendation

The Board of Directors believes that the Share Conversion and Issuance Proposal is in the best interests of the Company and our common stockholders and should be approved for the following reasons:

•	If our common stockholders fail to approve the Share Conversion and Issuance Proposal and the Preferred Stock remains outstanding, each share of Preferred Stock will be entitled to receive cash dividends at the per annum rate of 12% of the original issue price of $93.75 per share resulting in each share of Preferred Stock being entitled to dividends of $11.41 per year or $2.8525 per quarter. On an aggregate basis, the dividend on the Preferred Stock would equal $23,339,817 each year or $5,834,954 per quarter. If the Share Conversion and Issuance Proposal is approved and we pay an annual dividend of $0.84 per share on our common stock, the Preferred Stock would be entitled to dividends of $21,478,359 each year or $5,369,590 per quarter, in the aggregate on an as-converted basis. As a result, the failure to approve the Share Conversion and Issuance Proposal would reduce the amount of cash available to be distributed to our common stockholders. Moreover, dividends on the Preferred Stock are cumulative. So long as the Preferred Stock remains outstanding, no dividends or other distributions may be declared or paid upon any share of common stock unless all accumulated and unpaid dividends have been declared and paid upon all of the outstanding shares of Preferred Stock.

•	If our common stockholders fail to approve the Share Conversion and Issuance Proposal, the Warrants will not become exercisable, we will not receive the proceeds of $65.5 million from the exercise of the Warrants to pay a portion of the purchase price of the Acquisition and we will be required to redeem the Warrants at a price of $0.50 per Warrant. Instead we will be required to pay a redemption price of $4.1 million in respect of the Warrants. In such event, we would have a shortfall in our expected sources of funds to finance the Acquisition and would be required to find additional financing to fund the shortfall.

•	If we had issued all common shares in the transaction, this issuance would have required a stockholder vote under the Nasdaq Marketplace Rules prior to the issuance, which would have delayed our ability to raise financing for the purchase price of the Acquisition Fleet, possibly forcing us to forgo the Acquisition. Instead, we were able to raise a portion of the necessary financing through the Private Placement of the Units, consisting of Preferred Stock and Warrants, provided that we seek common stockholder approval after completion of the Private Placement for the conversion of the Preferred Stock into common stock. As a result, we were able to secure the necessary financing in a timely manner to enable our purchase of the Acquisition Fleet.

•	Our issuance of the Units enabled us to pay for a portion of the Acquisition Fleet with equity, rather than additional borrowings. In addition, our issuance of the Units enabled us to obtain a commitment letter from a bank providing certain conditions for a credit facility to borrow the remainder of the amount required for the purchase of the Acquisition Fleet. We believe that, if we had not issued additional equity in the form of the Preferred Stock, we would have been unable to receive this commitment and therefore would not have been in a position to finance the Acquisition.

•	The Board of Directors considered the fact that existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of the Company’s outstanding common stock upon the approval of the Share Conversion and Issuance Proposal, but believes the benefits of the Share Conversion and Issuance Proposal outweigh the negative effects of stockholder dilution.

•	If our common stockholders fail to approve the Share Conversion and Issuance Proposal at this Special Meeting, we reserve the option to solicit our stockholders again at a subsequent special meeting. Any subsequent solicitation would result in additional costs and expenses to us and would decrease the amount of cash available to be distributed to our stockholders in the form of dividends to reduce indebtedness or for other purposes.

The Board of Directors believes that benefits of the approval of the Share Conversion and Issuance Proposal will outweigh any negative effects of such approval.

Required Vote

The affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the Special Meeting will be required to approve the Share Conversion and Issuance Proposal. Abstentions will not be taken into account in determining whether the Share Conversion and Issuance Proposal has been adopted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE SHARE CONVERSION AND ISSUANCE PROPOSAL.

DESCRIPTION OF THE UNITS

Each unit consists of one share of 12% Mandatorily Convertible Preferred Stock and four Class A Warrants. The Preferred Stock and Warrants are transferable together as a unit, and are not separately transferable until the earliest of (i) the effectiveness of the registration statement covering such securities and the common stock issuable upon conversion of the preferred stock and the exercise of the warrants, (ii) 180 days after the date of original issuance of the units, or (iii) such earlier date as Dahlman, Rose & Company, LLC may determine (the “Separation Date”). After the Separation Date, the Preferred Stock and the Warrants will be separately transferable.

DESCRIPTION OF THE PREFERRED STOCK

The following is a summary of certain provisions of our 12% Mandatorily Convertible Preferred Stock. The following summary of the terms of the Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Statement of Designations (as defined below). As used in this section, the terms “us,” “we” or “our” refer to Quintana Maritime Limited and not to any of its subsidiaries.

Conversion

The Nasdaq Marketplace Rules require us to obtain the approval of our common stockholders for the Preferred Stock to convert into common stock because the common shares that are issuable upon such conversion represent more than 20% of the number of our common shares outstanding before the Private Placement. Accordingly, we agreed with the purchasers of the Units to file this proxy statement with the SEC and to hold the Special Meeting to solicit the approval of our common stockholders for the conversion of the Preferred Stock into common stock.

Upon approval of the Share Conversion and Issuance Proposal, each share of Preferred Stock will automatically convert into 12.5 shares of our common stock and none of the shares of Preferred Stock will remain outstanding. We will not receive any proceeds in connection with the issuance of additional common shares upon conversion of the Preferred Stock.

If common stockholder approval is not received, the Preferred Stock will remain outstanding and will continue to be entitled to cumulative dividends and a liquidation preference as described below.

Dividends

Holders of the Preferred Stock are entitled to receive cash dividends at the per annum rate of 12% of the original issue price of $93.75 per share based on a 360-day year; provided that, in no event will the cash dividend payable in any quarterly period on any share of the Preferred Stock be less than an amount equal to the greater of (A) an amount equal to the rate per annum of 12% of the original issue price of $93.75 per share and (B) an amount equal to (1) the per share dividend or distribution, whether as an ordinary, special or extraordinary dividend or distribution, the Company pays in such quarterly period on its common stock, (2) multiplied by the then conversion rate, and (3) divided by 0.933. The conversion rate is 12.5 shares of common stock per share of Preferred Stock, subject to adjustment from time to time as set forth in the Statement of Designations of the Preferred Stock.

Such dividends are payable quarterly in cash on each February 28, May 30, August 31 and November 30, commencing August 31, 2006 for the initial period beginning on the date of issuance, to holders of record of the Preferred Stock as they appear on our stock books on the immediately preceding February 22, May 22, August 22 and November 22, when and if declared by the Company’s Board of Directors out of legally available funds. If any dividend payment date falls on a day that is not a Business Day (as defined in the Statement of Designations), the related dividend will be paid on the next day that is a Business Day, with the same force and effect as if the dividend payment had been made on such dividend payment date and without any interest or other payment with respect to the delay. Dividends are also payable upon any redemption date and upon the final distribution date relating to the liquidation, dissolution or winding-up of the Company. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the Preferred Stock accumulate from the most recent date as to which dividends have been paid or, if no dividends have been paid, from the date of original issuance of the Preferred Stock, whether or not in any dividend period or periods the Company has earnings or funds legally available for payment of such dividends. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment on the Preferred Stock which is not paid when due. Holders of the Preferred Stock are not entitled to any dividends in excess of the full cumulative dividends except as described above.

No dividend shall be declared or paid upon or any sum set apart for the payment of dividends upon any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividends, upon all outstanding shares of the Preferred Stock.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock (as defined in the governing Statement of Designations of the 12% Mandatorily Preferred Stock (the “Statement of Designations”)) or Junior Stock (as defined in the Statement of Designations) (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding up or dissolution, each holder of the Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of our common stock, a liquidation preference in the amount of $93.75 per share of Preferred Stock, plus accrued but unpaid dividends to and including the date the liquidation preference is paid. After payment of the full amount of the liquidation preference, the holders of the Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding up or dissolution.

Voting Rights

We may not, without the affirmative vote of the holders of not less than 75% of the shares of Preferred Stock at the time outstanding, (i) authorize, create or issue any Parity Stock or Senior Stock (as defined in the Statement of Designations), or (ii) change the powers, designations, rights, preferences, qualifications, restrictions or limitations of the Preferred Stock in a manner adverse to the holders thereof. Except as provided by Marshall Islands law, the holders of the Preferred Stock shall have no other voting rights.

Mandatory Conversion

Following a vote of the shareholders of our common stock approving the conversion of our common stock for Preferred Stock, all Preferred Stock will automatically and immediately convert into shares of our common stock at a conversion rate of 12.5 shares of common stock for each share of Preferred Stock, subject to adjustment as described under “— Conversion Rate Adjustment.” The Preferred Stock is not otherwise convertible into shares of common stock.

On the effective date of the conversion, the rights of the Preferred Stock will cease. The shares of Preferred Stock will no longer be outstanding, and will only represent the right to receive the shares of common stock into which the Preferred Stock has converted.

Fractional Shares

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the closing sale price of the common stock on the Nasdaq National Market (or such other national securities exchange or market or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock) at the close of business on the trading day next immediately preceding the date of conversion.

Conversion Rate Adjustment

The conversion rate will be adjusted as described below. If, however, the application of any of the following formulas would result in a decrease in the conversion below the initial conversion rate of 12.5 shares of our common stock per share of preferred stock other than in the case of a share combination, no adjustment to the conversion rate will be made.

If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or issue shares of common stock by reclassification of the common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1 OS0

where,

CR0 = the conversion rate in effect immediately prior to such event

CR1 = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

OS1 = the number of shares of our common stock outstanding immediately after such event

If we issue to all or substantially all holders of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock within 60 days after the issuance thereof, in either case at an exercise price per share or a conversion price per share less than the closing sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants options, or other securities or convertible securities are not exercised or converted prior to the expiration of the exercisability or convertibility thereof):

CR1 = CR0 x	(OS0 + X) (OS0 + Y)

where,

CR0 = the conversion rate in effect immediately prior to such event

CR1 = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

X = the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities

If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours or of any of our subsidiaries to all or substantially all holders of our common stock, excluding dividends, distributions and rights, warrants, options, other securities or convertible securities referred to in clause (1) or (2) above, then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0 SP0 − FMV

where,

CR0 = the conversion rate in effect immediately prior to such distribution

CR1 = the conversion rate in effect immediately after such distribution

SP0 = the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the record date for such distribution

FMV = the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

Repurchase at Holder’s Option

Each holder of the Preferred Stock has the right, at its option exercised at any time on or prior to the 45th day following the occurrence of any of the following events, to require the Company to repurchase any or all shares of the Preferred Stock at the Applicable Price (as defined below):

(i) the commencement by the Company or any of its affiliates of an offer directed to all or substantially all holders of our common stock to purchase common stock (except purchases for up to 2% of the outstanding shares of common stock, at or below the then-prevailing market price or from our officers and directors as part of severance or termination arrangements) or the consummation by any other person of an offer to such holders to purchase thirty percent (30%) or more of the common stock; or

(ii) any amalgamation, merger, share exchange or consolidation to which the Company is a party; or any recapitalization of our common stock, other than as otherwise provided above under clause (1) of “— Conversion Rate Adjustment;” or

(iii) the sale of all or substantially all of the assets of the Company,

unless the offers referred to in clause (i) are made to all holders of the Preferred Stock on an as converted basis on substantially the same terms and conditions as those offered to the holders of our common stock, and the amount offered to the holders of the Preferred Stock in the case of an offer described in clause (i) or the amount payable to the holders of the Preferred Stock in the case of a transaction described in clause (ii) or (iii) above is at least equal to the per share amount offered or paid, as the case may be, to the holders of our common stock multiplied by the then conversion rate.

The Company shall not consummate any offer to purchase our common stock to all or substantially all of the holders of the common stock, referred to in clause (i), prior to purchasing any shares of the Preferred Stock which any holder thereof requires the Company to purchase as described in this section.

In the case of any conversion rate adjustment or repurchase at the holder’s option, the Company shall provide written notice to the holders of the Preferred Stock at their addresses as specified in the Company’s stock register at least five (5) business days before the date of the event or any applicable record date, if earlier, or, if the Company is not aware of the occurrence of such event, the Company shall provide such notice as promptly as practicable, and in any event within five (5) business days, after it becomes aware of the event.

The “Applicable Price” shall mean, in any offer or transaction, the greater of (x) $93.75 and (y) price per share of our common stock offered or paid, as the case may be, to the holders of the common stock multiplied by the conversion rate.

DESCRIPTION OF THE WARRANTS

The following is a summary of certain provisions of our Class A Warrants. The following summary of the terms of the Class A Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the Class A Warrant. As used in this section, the terms “us,” “we” or “our” refer to Quintana Maritime Limited and not to any of its subsidiaries.

General

Four Class A Warrants were issued together with each share of Preferred Stock in each Unit offered in the Private Placement for a total of 8,182,232 outstanding Warrants. The Warrants will expire on May 11, 2009 (the “Warrant Expiration Date”). Each Warrant entitles the holder thereof to purchase a share of our common stock. The holders of the Warrants (the “Warrant Holders”) will be entitled to exercise all or a portion of their Warrants at any time after the shareholders of our common stock approve the conversion of the Preferred Stock into common stock, and on or prior to the Warrant Expiration Date, at which time all unexercised Warrants will expire. Warrant Holders will have the option, in lieu of exercising their Warrants in exchange for cash, to receive common stock with an aggregate market value equal to the difference between the then-current market price per share of the common stock and the exercise price of the Warrants multiplied by the number of such shares.

No fractional shares of common stock will be issued upon exercise of the Warrants. We will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional Warrant Share less a corresponding fraction of the aggregate exercise price.

Holders of the Warrants will have no right to vote on matters submitted to our stockholders and will have no right to receive dividends. Holders of the Warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount than that to which they would otherwise be entitled as a result of any such bankruptcy case if they had exercised their Warrants prior to the commencement of any such case.

Exercise

Following a vote of the shareholders of the Company’s common stock approving the conversion of the Preferred Stock for the common stock, each Warrant will be exercisable to purchase one share of our common stock at an exercise price of $8.00, subject to adjustments in certain circumstances.

Mandatory Redemption

In the event that the holders of our common stock fail to approve the conversion of the Preferred Stock to common stock by December 31, 2006, we will be obligated to repurchase each Warrant at a purchase price of $0.50 per Warrant within 45 days after December 31, 2006.

Merger or Liquidation of the Company

In the event of any merger, consolidation or other combination of the Company with another entity, provision must be made for Warrant Holders to receive, upon the exercise of Warrants and in lieu of shares of our common stock, such cash, securities or assets as would be issued or paid in respect of shares of common stock upon such merger, consolidation or other combination. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, upon the exercise of such Warrants, each Warrant Holder shall be entitled to share, with respect to the shares of common stock issued upon exercise of his Warrants, equally and ratably in any cash or non-cash distributions payable to holders of common stock of the Company. Warrant Holders will not be entitled to receive payment of any such distribution until payment of the exercise price is made, and the Warrant is surrendered.

Anti-Dilution Adjustments

The number of shares of our common stock issuable upon exercise of a Warrant will be adjusted upon the occurrence of certain events including, without limitation, the payment of a dividend on, or the making of any distribution in respect of, capital stock of the Company, payment of which is made in:

•	shares of the Company’s capital stock (including common stock);

•	options, warrants or rights to purchase, or securities convertible into or convertible or exercisable for, shares of common stock or other securities or property of the Company at an exercise price below fair market value; or

•	evidences of indebtedness or assets of the Company.

An adjustment will also be made in the event of a combination, subdivision or reclassification of the common stock. Adjustments will be made whenever and as often as any specified event requires an adjustment to occur, provided that no adjustment will be required until such time as the adjustment would be more than one percent.

Amendment

From time to time, we, without the consent of the Warrant Holders, may amend or supplement the Warrants for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrants that has a material adverse effect on the interests of the Warrant Holders will require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the exercise price would be increased or the number of shares of common stock issuable upon the exercise of the Warrants purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrants).

Reservation of Shares

We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

BUSINESS

We are an international provider of drybulk marine transportation services that was incorporated in the Marshall Islands on January 13, 2005 and began operations in April 2005. We currently own and operate a fleet of eight Panamax vessels and two Capesize vessels, all of which we acquired during 2005. Our drybulk carriers transport a variety of cargoes including coal, iron ore and grain. As of December 31, 2005, our fleet had a combined carrying capacity of approximately 916,000 deadweight tons (dwt) and a dwt weighted average age of approximately 7.0 years.

We were formed by affiliates of each of Corbin J. Robertson, Jr., First Reserve Corporation and American Metals & Coal International, which we refer to collectively as our Founders. In July 2005, we completed our initial public offering. We used the net proceeds from that offering, together with capital contributions from our Founders and bank indebtedness, to finance or refinance the purchase price of our initial fleet of eight Panamax vessels. In the fourth quarter of 2005, we took delivery of two Capesize vessels which we financed through borrowings under our existing $250 million revolving credit facility and cash on hand. The total purchase price for all 10 vessels in our existing fleet, or our Existing Fleet, was approximately $466.3 million.

On May 3, 2006, we entered into separate sale and purchase contracts with affiliates of Metrobulk Holding S.A., an unaffiliated third party, to purchase three Panamax drybulk carriers and fourteen Kamsarmax drybulk carriers for the aggregate cash purchase price of $735 million. We refer to the seventeen vessels we agreed to purchase as the “Acquisition Fleet.” We refer to the acquisition of the vessels in the Acquisition Fleet as the “Acquisition.” In order to finance a portion of the purchase price of the Acquisition Fleet, on May 11, 2006, the Company sold, in the Private Placement, the Units consisting of shares of Preferred Stock and Warrants. The gross proceeds of the sale of the Units was approximately $191 million to the Company, before fees and expenses.

Our management team provides in-house commercial management of our fleet, which includes entering into charters and managing relationships with charterers, and the technical management of our fleet, which includes performing day-to-day operations and vessel maintenance.

We employ our vessels primarily on time charters to provide predictable cash flows and, to a lesser extent, in the spot market to take advantage of market opportunities. Currently, all 10 of our vessels are employed on time charters.

The following table presents certain information concerning the drybulk carriers in our Existing Fleet as of December 31, 2005. All the drybulk carriers in our Existing Fleet fly the Marshall Islands flag.

						Time Charter
			Delivery			Expiration Date	Daily Hire
Vessel	Type	Dwt	Date	Year Built	Shipbuilder	(Minimum Period)	Rate		Charterer

Fearless I	Panamax	73,427	4/05	1997	Hyundai	3/08	$25,000		Deiulemar
King Coal	Panamax	72,873	4/05	1997	CSSC Taiwan	3/08	$26,300		Energy Shipping
Coal Glory	Panamax	73,670	4/05	1995	Hyundai	6/08	$15,800		Cosco
Coal Age	Panamax	72,861	5/05	1997	Hyundai	8/06	$17,500	(1)	Safety Mgt.
Iron Man	Panamax	72,861	5/05	1997	Hyundai	3/10	$18,500		Seven Mountain
Barbara	Panamax	73,390	7/05	1997	Halla Samho	8/07		(2)	Cargill
Coal Pride	Panamax	72,600	8/05	1999	Imabari	2/07	$14,850		Daeyang
Linda Leah	Panamax	73,390	8/05	1997	Halla Samho	6/08	$25,000		Fratelli D’Amato
Iron Beauty	Capesize	165,500	10/05	2001	CSSC Taiwan	4/10	$36,500		STX Panocean
Kirmar	Capesize	165,500	11/05	2001	CSSC Taiwan	2/07	$26,250		Swissmarine

(1)	On March 26, 2006 the daily hire rate for the Coal Age changed from $25,500 to $17,500.

(2)	Time charter rate based on Baltic Exchange average in the spot market.

We intend to continue to increase the size of our fleet through selective acquisitions of additional secondhand drybulk carriers or through whole or partial fleet acquisitions that complement our business strategy. We believe that the experience of our management team in locating and acquiring suitable vessels and fleets will assist us in this process.

BACKGROUND OF THE SHARE CONVERSION AND ISSUANCE PROPOSAL

General

On May 3, 2006, we entered into separate sale and purchase contracts with affiliates of Metrobulk, an unaffiliated third party, to purchase the Acquisition Fleet for the aggregate cash purchase price of $735 million. For a more detailed discussion of the Acquisition, see “— The Acquisition” below.

In order to finance a portion of the purchase price of the Acquisition Fleet, on May 11, 2006, the Company completed the Private Placement of 2,045,558 Units consisting of 2,045,558 shares of Preferred Stock and 8,182,232 Warrants. We chose to issue the Units consisting of Preferred Stock and Warrants rather than issuing common stock, because to have issued more than 20% of the total number of shares of our common stock outstanding immediately prior to such issuance would have required a common stockholder vote prior to such issuance under the rules of the Nasdaq National Market set forth in Rule 4350 of the NASD Manual and thereby delayed our ability to agree to the Acquisition to the possible detriment of the Company. In connection with the Private Placement, we agreed, among other things, to call a special meeting of the common stockholders prior to December 31, 2006 to consider a proposal to convert the shares of Preferred Stock into common stock. We are now asking for your approval.

A description of the Acquisition is included below.

The Acquisition

On May 3, 2006, we entered into separate sale and purchase contracts which we refer to as an “MOA” or collectively as the “MOAs” with affiliates of Metrobulk, an unaffiliated third party, to purchase the Acquisition Fleet. We will purchase the Acquisition Fleet from affiliates of Metrobulk, which we refer to as the “Sellers,” for the aggregate cash purchase price of $735 million. When delivered, these vessels will have an aggregate cargo-carrying capacity of approximately 1,380,789 deadweight tons, or dwt. The three Panamax vessels were constructed in 2004. Five of the Kamsarmax vessels were built in 2005 or 2006. The nine remaining Kamsarmax vessels are under construction and are expected to be delivered between July 2006 and June 2007. Assuming delivery of these vessels to us on the currently anticipated schedule, our fleet would have a combined cargo-carrying capacity of 2,296,861 dwt and a dwt weighted average age of 4.0 years in June 2007.

With respect to the purchase of the eight secondhand vessels in the Acquisition Fleet, the relevant Sellers are the registered owners of such vessels. In the case of six of the nine newbuilding vessels, the relevant Sellers are not in privity with such shipbuilder, Tsuneishi Shipbuilding Co., Ltd. of Japan, or Tsuneishi, and in the case of the remaining three vessels, the relevant Sellers are not themselves in direct privity with the shipbuilder but their intermediaries are. The relevant Sellers of the newbuildings have executed separate sale and purchase agreements with companies who are, directly or indirectly, the counterparty to Tsuneishi in the relevant shipbuilding contract.

All of the vessels in the Acquisition Fleet are, or upon delivery will be, subject to time charter agreements with Bunge S.A. of Geneva, an affiliate of Bunge Limited, or Bunge, a multinational agribusiness company. Sixteen of the vessels in the Acquisition Fleet are, or at the time of delivery will be, subject to one master time charter with Bunge expiring at the end of 2010, subject to earlier termination if the parties cannot agree on the determination of annual rates within contractually agreed ranges. Fourteen of these sixteen vessels are now subject to the one master time charter, and the two other vessels (Iron Knight and Iron Bradyn) are currently under separate charters but will become subject to the one master time charter following the termination of their current charters. One of the vessels in the Acquisition Fleet, Grain Harvester, is subject to a separate time charter with Bunge which expires in August 2009.

We have agreed to pay Fortis Bank N.V./S.A. a fee of $5.0 million in connection with the arrangement of the Acquisition. The fee will be payable in eight equal installments of $625,000, each such installment to be due and payable on the delivery of each of the eight secondhand vessels to be acquired in the Acquisition.

Description of Vessels

The Acquisition Fleet

The following table lists each of the vessels in the Acquisition Fleet that we have agreed to purchase along with each vessel’s name, approximate size, delivery date and charter term.

			Delivery Date		Charter
Vessel	Type	Dwt	Range	Built	Expiration

Grain Express	Panamax	76,466	9/1/06-10/31/06	04/04	12/31/10
Iron Knight	Panamax	76,429	9/1/06-1/10/07	06/04	12/31/10
Grain Harvester	Panamax	76,417	9/1/06-10/31/06	08/04	8/31/09
Iron Bradyn	Kamsarmax	82,769	9/1/06-10/31/06	02/05	12/31/10
Iron Fuzeyya	Kamsarmax	82,209	9/1/06-10/31/06	01/06	12/31/10
Iron Kalypso	Kamsarmax	82,224	9/1/06-10/31/06	01/06	12/31/10
Ore Hansa	Kamsarmax	82,209	7/20/06-8/31/06	03/06	12/31/10
Santa Barbara	Kamsarmax	82,266	7/20/06-8/31/06	03/06	12/31/10
Iron Elizabeth	Kamsarmax	82,000	7/20/06-8/31/06	*	12/31/10
Iron Vassilis	Kamsarmax	82,000	8/11/06-10/10/06	*	12/31/10
Iron Anne	Kamsarmax	82,000	10/16/06-1/15/07	*	12/31/10
Pascha	Kamsarmax	82,300	11/20/06-1/20/07	*	12/31/10
Iron Lindrew	Kamsarmax	82,300	1/10/07-3/10/07	*	12/31/10
Coal Gypsy	Kamsarmax	82,300	12/31/06	*	12/31/10
Coal Hunter	Kamsarmax	82,300	12/31/06	*	12/31/10
Iron Brooke	Kamsarmax	82,300	3/1/07-5/1/07	*	12/31/10
Iron Manolis	Kamsarmax	82,300	6/30/07	*	12/31/10

Total		1,380,789

*	Currently under construction

The contractual delivery dates for three of the newbuildings, Coal Gypsy, Coal Hunter and Iron Manolis, are set forth in the applicable shipbuilding contracts but not the applicable MOAs. The contractual delivery dates for the other vessels are as set forth in the applicable MOAs.

The MOAs are also conditioned on the execution of an acceptable novation agreement transferring the applicable charters to us. Bunge has indicated that it will consent to the novation of the applicable charters in our favor.

Vessels Under Construction

Nine of the vessels in the Acquisition Fleet, Iron Elisabeth, Iron Vassilis, Iron Anne, Pascha, Iron Lindrew, Coal Gypsy, Coal Hunter, Iron Brooke and Iron Manolis, are currently under construction at Tsuneishi.

Secondhand Vessels

Eight of the vessels in the Acquisition Fleet, Grain Express, Iron Knight, Grain Harvester, Iron Bradyn, Iron Fuzeyya, Iron Kalypso, Ore Hansa and Santa Barbara, are vessels built between April 2004 and March 2006.

Warranties

Four of the secondhand vessels still enjoy the benefit of a builder’s warranty of quality. These four secondhand vessels, as well as all of the newbuilding vessels, will be delivered together with an assignment of any such warranties. Where Tsuneishi’s consent is required to assign warranties relating to a newbuilding vessel, the failure to provide an assignment precisely in the form acceptable to us, due to disagreement, will not constitute a reason for the relevant MOA to be cancelled. If Tsuneishi does not consent to the assignment of the warranty of quality with respect to a particular vessel, the relevant Seller of such vessel will undertake to act as our agent in raising, handling and closing any claims that we may want to raise under the relevant warranty. The relevant Seller will not, however, be liable to satisfy a claim if there is a failure to recover amounts due from Tsuneishi, but the relevant Seller will, on our request, commence legal proceedings against Tsuneishi in connection with any disputed or non-recoverable claim made under the warranty.

Vessel Specifications

All of the vessels in the Acquisition Fleet are oceangoing drybulk carriers. Three of the vessels in the Acquisition Fleet are Panamax vessels and fourteen are Kamsarmax vessels.

Classification

All of the newbuilding vessels are being designed, constructed, inspected and tested in accordance with the rules and regulations of Nippon Kaiji Kyokai. Under the terms of the MOAs, all secondhand vessels are to be delivered with the classification they had prior to the Acquisition, with all relevant classification, trading and other certificates valid and unextended for 6 months from their respective delivery dates and with all continuous surveys/cycles up to date and valid.

Time Charters

Sixteen of the vessels in the Acquisition Fleet are, or upon delivery will be, subject to a Charter Party and Block Agreement, as amended (the “Master Charter”), which is a single master charter pertaining to all 16 vessels, dated November 21, 2005, between Metrostar Management Corp., an affiliate of Metrobulk (“Metrostar Management”), as managing owners, and Bunge S.A. of Geneva. Fourteen of these sixteen vessels are now subject to the Master Charter, and the two other vessels (Iron Knight and Iron Bradyn) are currently under separate charters but will become subject to the Master Charter following the termination of their current charters. The remaining vessel in the Acquisition Fleet, Grain Harvester, is subject to a separate time charter dated January 23, 2004 with Bunge (the “Grain Harvester Charter”). Bunge has indicated that it will consent to the novation of the applicable charters in our favor.

Master Charter

The time charter period for each of the 16 vessels subject to the Master Charter is from the date of its respective delivery or redelivery, as the case may be, to the maximum term of December 31, 2010. The Master Charter generally provides that daily hire rates are to be agreed no later than November 5th of each year within a specified range of floor and ceiling levels and such daily hire rates shall apply for the following calendar year. This mechanism does not apply to daily hire rates in 2006 for vessels delivered in 2006, except with respect to Iron Knight, which may be delivered between September 2006 and January 2007 and will earn the 2007 negotiated rate from the time of its delivery until the end of 2007. The Master Charter specifies certain daily hire rates for all other 2006-delivered vessels for the remainder of 2006. The weighted average of the 2006 rates, net of brokerage commissions of 5%, is $20,379, assuming Iron Knight is delivered in 2006 and earns the 2007 floor rate for the remainder of 2006. We arrived at the weighted average based on the number of hire days for each vessel within the period.

The following table summarizes the weighted average floor and ceiling hire rates applicable to the sixteen vessels that will be subject to the Master Charter from 2007 to 2010, as well as to Iron Knight for the balance of 2006. Time charter rates are presented net of brokerage commissions. Brokerage commissions for each vessel are equal to 5%.

	2007	2008	2009	2010

Average floor rate	$16,350	$16,269	$14,400	$14,460
Average ceiling rate	$26,851	$26,719	$23,206	$23,343

The Master Charter provides that the pricing for 2007, 2008, 2009 and 2010 are to be agreed within specified lower floor and upper ceiling levels that are shown as weighted averages in the table above. We arrived at the weighted average based on the number of hire days for each vessel within the period. The Master Charter also provides that both parties are to mutually cooperate to reach agreement with respect to daily charter hire rates based on market rates within the agreed rate structure. We believe that this rate structure limits our exposure to market declines in hire rates below the applicable lower floor level, although its upper ceiling levels limit our right following delivery of the vessels to take advantage of market increases in hire rates. The Master Charter also provides that, in the event the parties are unable to reach agreement in respect of daily hire rates for the following year, the Master Charter will be automatically terminated. We believe that this provision requires any such agreement to be within the agreed rate structure, although the provision does not expressly so state. In addition, Bunge is permitted to terminate the Master Charter as to a particular vessel if that vessel is off hire for more than twenty days in a year (excluding drydocking time required to remain in class).

The Master Charter provides that, although we may not market the vessels under the Charter Agreement prior to their delivery, should we receive any attractive proposal from other similar first class charterers for a long-term time charter, we shall approach Bunge to discuss such proposal and offer Bunge the right of first refusal to match such proposal. Bunge is not obligated to match any such proposal, and if it chooses not to do so, the applicable vessel will be removed from the Master Charter.

Grain Harvester Charter

The Grain Harvester Charter extends from August 2004 for 59 to 61 months, plus or minus 15 days at Bunge’s option. The Grain Harvester Charter provides for a daily hire rate of $20,000 minus a brokerage commission of 1.25% and a commission of 3.75% payable to Bunge.

Terms of Acquisition

Delivery

We will take delivery of each vessel under construction at a Tsuneishi shipyard upon its completion, except with respect to Iron Elisabeth, which will first be delivered to the relevant Seller and subsequently delivered to us at a time and place specified in the terms of the relevant MOA. We will take delivery of each of the secondhand vessels within a range of dates specified in the relevant MOAs. The range of the scheduled delivery dates for each of the 17 drybulk carriers in the Acquisition Fleet is set out in a table under the heading “— Description of Vessels — The Acquisition Fleet.” We will generally have the right to cancel an MOA with respect to a given vessel, including newbuildings, if the vessel is not delivered by a specified date.

Each secondhand vessel shall be tendered for delivery only after an underwater inspection of such secondhand vessel by a class surveyor appointed by us has taken place at the port of delivery. The place of delivery for each secondhand vessel will be worldwide within institute trading limits, alongside a safe berth at a safe port or safe anchorage, outside any war zones or blacklisted countries.

The terms of the MOAs require all the vessels to be delivered free of mortgages, debts, claims, liens, charters (except the relevant charters) and any other encumbrances whatsoever.

Purchase Price

Generally, the purchase price is fixed and not subject to change except in certain circumstances. In the case of a newbuilding, for example, the price may be reduced due to the vessel not achieving certain performance targets or because of missing the agreed delivery date by a set number of days. In those cases, any price reduction received by the relevant Seller will be passed on to us either as a reduction of the purchase price payable under that MOA or, at our option, as a lump sum payment to be made by the relevant Seller to us on delivery. Any adjustments to the price are made on delivery of the newbuilding vessels and in accordance with the terms of the relevant contract. The purchase price will be adjusted for the delayed delivery of a vessel or for a deficiency in the speed, fuel consumption, deadweight or capacity in the constructed vessel.

Under the terms of the shipbuilding contracts with Tsuneishi, the original purchaser of each vessel is required to make installment payments periodically during the construction of the newbuilding. We are only required, though, to pay a deposit to the relevant Sellers representing 10% of the purchase price of the applicable vessel regardless of how many installment payments the original purchaser of each vessel has made with respect to a particular newbuilding.

The aggregate deposit for the purchase price of the entire Acquisition Fleet was $73.5 million, representing 10% of the aggregate purchase price of $735 million. This deposit was paid on May 15, 2006. We will pay the balance of the purchase price of each vessel upon the delivery of that vessel.

Delivery Delays

As described above, the MOAs for the secondhand vessels specify a range of delivery dates for those vessels. Under those MOAs, each Seller will be required to pay us the charter hire it receives on the given vessel, net of the vessel operating expenses for such vessel (including the Seller’s financing expenses associated with such vessel), for the period starting on a set date until such vessel is actually delivered.

Cancellation of Contract

Each of the shipbuilding contracts allows the relevant Seller, or an intermediary party between the relevant Seller and the shipbuilder, to cancel the contract in certain circumstances. For instance, if the delay in delivery is excessive, the relevant Seller may exercise its cancellation right. Under the terms of the MOAs, the relevant Seller may terminate a contract only with our consent or upon our request. If the relevant Seller has the right to terminate a contract and refuses to do so after we have so requested, we are entitled to terminate the MOA with respect to that vessel.

There are also certain circumstances in which Tsuneishi may cancel a contract. For instance, if the relevant Seller defaults in payment of an installment of the purchase price or if the relevant Seller fails to take delivery of a vessel that has been built in accordance with the terms of a shipbuilding contract, Tsuneishi may exercise its cancellation right. If Tsuneishi elects to cancel a contract, our obligation to purchase such vessel will be cancelled.

Involvement in Construction

Under our MOAs for the newbuildings, we are entitled to have one representative at the shipyard where a newbuilding is under construction to act as an observer together with the relevant Seller’s representative in supervising the construction of each vessel and in connection with modifications to the specifications, approval of plans and drawings, attendance to tests, inspections and trials and any other matters for which such Seller’s representative is authorized. The Seller’s representative will be involved in the testing and inspection of the vessel in order to ensure that construction is performed in accordance with the terms of the contract and will pass on all of our observations to the relevant Seller, who will be obliged to communicate such observations to Tsuneishi as if they were the Seller’s observations. If we are not permitted by the Builder to appoint an observer to the Seller’s supervising team, then we may not be in a position to ensure that the vessel has been properly constructed in accordance with the relevant specifications.

Proposed New Revolving Credit Facility

General.  We expect to enter into a new $735 million senior secured revolving credit facility with a syndicate of financial institutions. Loans under the proposed new revolving credit facility may be used to finance part of the acquisition cost of the newbuildings and secondhand vessels in the Acquisition and to refinance debt outstanding under our existing revolving credit facility that we incurred to finance or refinance ship purchases. We have received an executed commitment from Fortis Bank with respect to the proposed new revolving credit facility.

Fees.  We will be required to pay an arrangement fee and an underwriting fee upon execution of the facility agreement. We will be required to pay an annual commitment fee on the undrawn portion of the facility and an annual agency fee.

Interest.  We expect interest on amounts drawn will be payable at a rate equal to (x) a margin of 0.85% per annum until December 31, 2010 and 1.10% thereafter over (y) LIBOR for interest periods of 1, 3, 6, 9 or 12 months or such longer periods as the agent may agree.

We will be permitted to enter into hedging arrangements with respect to the amount outstanding under the revolving credit facility.

Term.  We expect the proposed new revolving credit facility to have a term of 8.25 years from its execution but in any event will expire not later than September 30, 2014. Principal outstanding will be amortizable in 32 quarterly installments beginning on a date four months from the delivery of the newbuilding vessel Iron Anne but in no event later than December 31, 2006. We expect the first installment will be in the amount of $10.0 million, installments 2 through 5 will be in the amount of $11.75 million each, installments 6-17 will be in the amount of $13.25 million each and installments 18-32 will be in the amount of $15.0 million each. The balance of $294.0 million will be paid in one lump sum not later than the final maturity date.

Facility Limit.  We expect we will be permitted to borrow up to a maximum of $735 million, but in any event not more than 75% of the fair market value of the collateral vessels.

Prepayments.  We expect we may voluntarily prepay indebtedness under the secured revolving credit facility at any time, without premium, in minimum principal amounts of $1.0 million and in multiples thereof.

We will be required to prepay upon sale, total loss or other disposition of any collateral vessel, in an amount equal to (x) the then maximum available committed amount, multiplied by (y) a fraction, the numerator of which is the appraised value of such collateral vessel and the denominator of which is the aggregate of the appraised values of all collateral vessels, and upon a violation of the collateral maintenance test (as described below), in an amount sufficient to cure any such violation.

Security.  We expect our obligations under the proposed new revolving credit facility will be secured by a first priority cross-collateralized security interest in each of the vessels in our Existing Fleet and the Acquisition Fleet, and a first priority security interest in all earnings and insurances related to such vessels. We expect all charter revenues and proceeds will be required to be deposited first in operating and retention accounts maintained with the security trustee and subject to first priority pledges. In addition, each of our subsidiaries will be co-borrowers under the proposed new revolving credit facility. We may grant additional security from time to time in the future.

Conditions.  We expect our ability to borrow amounts under the proposed new revolving credit facility will be subject to the usual and customary conditions for a transaction of this type, including but not limited to:

•	Satisfactory valuations of the collateral vessels by two independent sale and purchase brokers appointed by the Agent.

•	On or before the signing of the Facility Agreement, Quintana Maritime shall have raised not less than $137 million through the issuance of the new equity securities.

•	On or before the drawdown related to the last six of the new vessels, Quintana Maritime shall have raised not less than $70 million through the issuance of the new equity securities.

Financial Covenants.  We expect the proposed new revolving credit facility will contain financial covenants requiring us, among other things, to ensure that:

•	Collateral Maintenance. Until December 31, 2010, the aggregate Fair Market Value of the collateral vessels shall be no less than 115% of the aggregate outstanding amount under the new revolving credit facility and 125% thereafter.

•	Minimum Liquidity. Minimum Liquidity (including available undrawn credit line) to be at all times equal to $550,000 per vessel.

•	Interest Coverage. The ratio of EBITDA (calculated on a trailing twelve month basis) over the last twelve months to interest expense shall be no less than 2.00 to 1.00.

•	Leverage. Total Debt over Total Assets, adjusted for the Fair Market Value of the collateral vessels, shall not exceed the level of 75%.

•	Solvency Test: Minimum Market Adjusted Net Worth shall be $200 million.

Restrictive Covenants.  We expect the proposed new revolving credit facility will also contain general covenants that will require us to maintain adequate insurance coverage and to maintain our properties, vessels and time charters. The proposed new revolving credit facility also will limit us and our subsidiaries from, among other things, incurring indebtedness, making capital expenditures or investments, payments or dividends, entering into mergers, acquisitions (other than vessel acquisitions) and divestitures or in engaging in transactions with affiliates.

We expect that the proposed new revolving credit facility will prohibit us from paying dividends or distributions, if an event of default has occurred and is continuing or would occur as a result of the payment of such dividends or distributions. A default in any of the financial covenants referred to above will be required to be cured before we will be allowed to pay any dividends.

Events of Default.  We expect the proposed new revolving credit facility will include customary events of default, including those relating to a failure to pay principal or interest, a breach of covenant, a material inaccuracy of representations and warranties, a material adverse change, a cross-default to other indebtedness and non-compliance with security documents, a bankruptcy and insolvency event or a change of control.

THE SPECIAL MEETING

Time and Place

The special meeting will be held on          , 2006 at 10:00 a.m. local time at          .

Purpose

The purpose of the Special Meeting is for our common stockholders to consider and act upon the Share Conversion and Issuance Proposal.

On May 3, 2006, we entered into separate sale and purchase contracts with affiliates of Metrobulk, an unaffiliated third party, to purchase the Acquisition Fleet for the aggregate cash purchase price of $735 million.

In order to finance a portion of the purchase price of the Acquisition Fleet, on May 11, 2006, the Company completed the Private Placement of the Units, consisting of 2,045,558 shares of Preferred Stock and 8,182,232 Warrants. The gross proceeds of the sale of the Units was approximately $191 million to the Company, before fees and expenses.

Common stockholders are not being asked to approve the Acquisition itself, which has already been approved by all necessary corporate action.

Record Date

Holders of record of common stock at the close of business on          , 2006 will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof, unless such adjournment or postponement is for more than 45 days, in which event we will set a new record date and mail a new notice of special meeting. A list of the common stockholders entitled to vote at the special meeting is on file at our principal offices, Pandoras 13 & Kyprou Street, 166 74 Glyfada, Greece, and will be available for examination by any common stockholder during the special meeting.

Outstanding Common Shares Held on Record Date

As of the record date, there were 24,148,242 outstanding shares of common stock that are entitled to notice of, and to vote at, the special meeting.

Common Shares Beneficially Owned by Our Affiliates

Our directors and executive officers collectively held 6,895,894 common shares as of the record date, representing approximately 28.9% of the outstanding common shares as of the record date. These entities and individuals have indicated their intention to vote all of their common shares in favor of the Share Conversion and Issuance Proposal. Because their affirmative vote is not sufficient to approve the Share Conversion and Issuance Proposal, we urge you to vote your common shares in person or by proxy as provided in this proxy statement.

Holders Entitled to Vote

Only holders of record of common shares at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. These common stockholders are entitled to one vote for each share of the common stock that they held on the record date.

Quorum Requirement

The presence, in person or by proxy, of the holders of a majority of our outstanding common shares on the record date is necessary to constitute a quorum, allowing us to conduct the proposed business at the special meeting. Your common shares will be counted as present at the special meeting if you are present and vote in person at the meeting or have properly submitted a proxy card.

Abstentions and broker non-votes will count as present for purposes of establishing a quorum. A “broker non-vote” occurs with respect to a proposal when a broker who holds common shares in street name for customers does not vote on the proposal because no instruction from the beneficial owner is received.

Vote Required

Adoption of the Share Conversion and Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting by holders of common stock, provided that the total votes cast represent over 50% in interest of all common shares entitled to vote at the special meeting.

A properly executed proxy submitted without instructions on how to vote will be voted FOR this proposal, unless your proxy is properly revoked. See “— Revoking Your Proxy.” A properly executed proxy submitted and marked “ABSTAIN” with respect to any matter will not be voted. Assuming there is a quorum, abstentions, broker non-votes and the failure by a common stockholder to vote at all will not affect the determination of whether the required vote was obtained because this determination is based on the votes cast, not on the number of outstanding common shares.

How to Vote

Please read and carefully consider the information contained or incorporated by reference in this proxy statement. You may vote in person at your special meeting, by Internet or by proxy. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common units may be represented at the special meeting.

In Person

If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your common shares are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the common shares.

Revoking Your Proxy

You may revoke your proxy before it is voted at the special meeting as follows:

•	by delivering, before or at the special meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the special meeting, a notice of revocation to our Secretary at the address set forth in the notice of the special meeting;

•	by attending the special meeting in person and voting, although your attendance at the special meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Solicitation of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by our employees in person or by telephone or facsimile transmission. These employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by our employees to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common shares as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Georgeson Shareholder Services, Inc. to aid in the solicitation of proxies. The fees of Georgeson Shareholder Services, Inc. are $7,500, plus reimbursement of its reasonable costs.

Other Business; Adjournment and Postponements

We currently are not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, or any adjourned or postponed special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting. Adjournments or postponements of the Special Meeting may be made for the purpose of, among other things, soliciting additional proxies from holders of our common stock considering the Share Conversion and Issuance Proposal.

If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting. Under our amended and restated bylaws, stockholders may not present proposals at the Special Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our common stock that is owned prior to the conversion of the Preferred Stock or the exercise of the Warrants as of June 1, 2006 and that will be owned assuming the conversion of the Preferred Stock and the exercise of the Warrants, by each current director, each named executive officer, and all directors and executive officers as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power over the shares beneficially held by them.

	Common Shares
	Beneficially Owned Prior				Assuming the
	to the Conversion of the				Conversion of the
	Preferred Stock or the		Assuming the Conversion		Preferred Stock and the
	Exercise of the Warrants		of the Preferred Stock		Exercise of the Warrants
	Number	Percent(1)	Number	Percent(1)	Number	Percent(1)

Corbin J. Robertson, Jr.(2)	2,455,616	10.2%	4,455,616	9.0%	5,095,616	8.8%
Joseph R. Edwards(3)	3,087,895	12.8%	5,087,895	10.2%	5,727,895	9.9%
Hans J. Mende(4)	623,278	2.6%	1,956,615	3.9%	2,383,283	4.1%
Corbin J. Robertson III(5)	364,927	1.5%	498,264	1.0%	540,932	*
Stamatis Molaris(6)	285,000	1.2%	308,337	*	315,805	*
Gurpal Singh Grewal(7)	22,104	*	22,104	*	22,104	*
S. James Nelson(8)	18,000	*	18,000	*	18,000	*
Peter Costalas	12,500	*	12,500	*	12,500	*
Paul J. Cornell(9)	97,500	*	97,500	*	97,500	*
Nikos Frantzeskakis(10)	120,574	*	120,574	*	120,574	*
All directors and executive officers as a group (11 persons)	7,352,894	30.5%	12,643,405	25.4%	14,400,209	24.9%

*	Less than 1%.

The following table sets forth certain information regarding the beneficial ownership of the Preferred Stock that is owned prior its conversion by each current director, each named executive officer, and all directors and executive officers as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power over the shares beneficially held by them.

	Preferred Shares
	Beneficially Owned Prior to the Conversion of the Preferred Stock
	Number	Percent(13)

Corbin J. Robertson, Jr.	160,000	7.8%
Joseph R. Edwards	160,000	7.8%
Hans J. Mende	106,667	5.2%
Corbin J. Robertson III	10,667	*
Stamatis Molaris	1,867	*
All directors and executive officers as a group (11 persons)	439,200	21.5%

*	Less than 1%.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock that is owned prior to the conversion of the Preferred Stock or the exercise of the Warrants and that will be owned assuming the conversion of the Preferred Stock and the exercise of the Warrants by each person or group known to us as of March 31, 2006 who owns or has the right to acquire more than five percent of our common stock:

	Shares
	Beneficially Owned Prior				Assuming the
	to the Conversion of the				Conversion of the
	Preferred Stock or the		Assuming the Conversion		Preferred Stock and the
	Exercise of the Warrants		of the Preferred Stock		Exercise of the Warrants
Name and Address of Beneficial Owner	Number	Percent(1)	Number	Percent	Number	Percent

FR X Offshore GP Limited(3)	3,072,395	12.7%	5,072,395	10.2%	5,712,395	9.9%
One Lafayette Place
Greenwich, Connecticut 06830
Quintana Maritime Partners, L.P.(2)	2,440,116	10.1%	4,440,116	8.9%	5,080,116	8.8%
601 Jefferson St., Suite 3600
Houston, Texas 77002
Neuberger Berman Inc.(11)	1,585,875	6.6%	1,585,875	3.2%	1,585,875	2.7%
605 Third Avenue
New York, New York 10158
WS Capital, L.L.C. et al.(12)	1,537,455	6.4%	2,204,155	4.4%	2,417,499	4.2%
300 Crescent Court, Suite 111
Dallas, Texas 75201

(1)	With respect to the shares shown prior to the offering, the percentages shown reflect an aggregate of 24,148,242 shares outstanding, which includes 860,250 restricted shares issued pursuant to our stock incentive plan. With respect to the shares shown after the offering and assuming the conversion of the preferred stock into common shares, the percentages shown reflect an aggregate 49,717,717 shares outstanding. With respect to the shares shown after the offering and assuming both the conversion of the preferred stock into common shares and the exercise of the warrants to purchase common shares, the percentages shown reflect an aggregate of 57,899,949 shares outstanding.

(2)	The number of shares shown for Mr. Robertson prior to conversion of the Preferred Stock includes 2,440,116 shares held by Quintana Maritime Partners, L.P., a limited partnership indirectly controlled by Mr. Robertson in his capacity as the sole stockholder of QMP Inc., the general partner of Quintana Maritime Partners, L.P. In addition, Mr. Robertson holds 15,500 shares of restricted stock that were granted to him for his service as a director. Of the restricted shares, Mr. Robertson has dispositive power over 3,000 restricted shares that vested in February 2006. The shares shown for Mr. Robertson after the conversion of the Preferred Stock reflect the purchase by Quintana Maritime Partners L.P. of 160,000 units in the Private Placement. The preferred stock portion of these units would be convertible into 2,000,000 shares of common stock, and the warrant portion of these units would be exercisable for 640,000 shares of common stock.

(3)	The number of shares shown for Mr. Edwards prior to conversion of the Preferred Stock includes 15,500 shares of restricted stock granted to Mr. Edwards for his service as a director. In addition, each of FR X Offshore GP Limited (“Offshore Ltd”), FR X Offshore GP, L.P. (“Offshore GP”), and FR X Offshore, L.P. (“Offshore LP”) may be deemed to beneficially own the indicated shares. Offshore GP is the general partner of Offshore LP and may be deemed to share beneficial ownership of the shares of common stock beneficially owned by Offshore LP. Offshore Ltd, as the general partner of Offshore GP, may also be deemed to share beneficial ownership of the shares of common stock beneficially owned by Offshore LP. Each of Offshore Ltd, Offshore GP, and Offshore LP are entitled to a portion of the profits from the sale of securities held by Mr. Edwards, and therefore they share beneficial ownership of the securities issued to Mr. Edwards. Of the restricted shares, Mr. Edwards shares dispositive power over 3,000 restricted shares that vested in February 2006. Other than the shares he holds directly, Mr. Edwards disclaims beneficial ownership of securities beneficially owned by the Offshore Ltd, Offshore GP, and Offshore LP. The information in the table above is based on a Schedule 13G filed with the SEC on February 9, 2006. The shares shown for Mr. Edwards after the conversion of the

Preferred Stock reflect the purchase by Offshore LP of 160,000 units in the Private Placement. The preferred stock portion of these units would be convertible into 2,000,000 shares of common stock, and the warrant portion of these units would be exercisable for 640,000 shares of common stock.

(4)	The number of shares shown for Mr. Mende prior to the conversion of the Preferred Stock includes 587,778 shares held by AMCI Acquisition II, LLC, a limited liability company indirectly controlled by Mr. Mende, and 15,500 shares of restricted stock granted to Mr. Mende for his service as a director. Of the restricted shares, Mr. Mende has dispositive power over 3,000 restricted shares that vested in February 2006. The shares shown for Mr. Mende after the conversion of the Preferred Stock reflect the purchase by AMCI Acquisition II, LLC of 106,667 units in the Private Placement. The preferred stock portion of these units would be convertible into 1,333,337 shares of common stock, and the warrant portion of these units would be exercisable for 426,668 shares of common stock.

(5)	The number of shares shown for Mr. Robertson III includes 279,042 shares held directly, 55,385 shares held by Spring Street Partners L.P., a hedge fund indirectly controlled by Mr. Robertson III, 20,000 shares held in a managed account in Spring Street Partners, and 15,500 shares of restricted stock granted to Mr. Robertson III for his service as a director. Of the restricted shares, Mr. Robertson III has dispositive power over 3,000 restricted shares that vested in February 2006. The shares shown for Mr. Robertson III after the conversion of the Preferred Stock reflect the purchase by Mr. Robertson III of 10,667 units in the Private Placement. The preferred stock portion of these units would be convertible into 133,337 shares of common stock, and the warrant portion of these units would be exercisable for 42,668 shares of common stock.

(6)	The number of shares shown for Mr. Molaris includes 75,000 shares held directly and 210,000 shares of restricted stock granted to him as part of his compensation. Of the restricted shares, Mr. Molaris has dispositive power over 20,000 restricted shares that vested in February 2006. The shares shown for Mr. Molaris after the conversion of the Preferred Stock reflect the purchase by Mr. Molaris of 1,867 units in the Private Placement. The preferred stock portion of these units would be convertible into 23,337 shares of common stock, and the warrant portion of these units would be exercisable for 7,468 shares of common stock.

(7)	The number of shares shown for Mr. Grewal includes 6,604 shares held by Ramnique Grewal, Mr. Grewal’s daughter and a Quintana Maritime employee, and 15,500 shares of restricted stock granted to Mr. Grewal for his service as a director. Of the restricted shares, Mr. Grewal has dispositive power over 3,000 restricted shares that vested in February 2006.

(8)	The number of shares shown for Mr. Nelson includes 2,500 shares held directly and 15,500 shares of restricted stock granted to him for his service as a director. Of the restricted shares, Mr. Nelson has dispositive power over 3,000 restricted shares that vested in February 2006.

(9)	The number of shares shown for Mr. Cornell includes 97,500 shares of restricted stock granted to him as part of his compensation. Of the restricted shares, Mr. Cornell has dispositive power over 10,000 restricted shares that vested in February 2006.

(10)	The number of shares shown for Mr. Frantzeskakis includes 23,074 shares held directly and 97,000 shares of restricted stock granted to him as part of his compensation. Of the restricted shares, Mr. Frantzeskakis has dispositive power over 10,000 shares that vested in February 2006.

(11)	Based on Schedule 13G filed with the SEC on February 15, 2006 by Neuberger Berman Inc. and Neuberger Berman, LLC, has sole voting power over 1,219,425 shares and shared dispositive power of all reported shares. The shares are held for individual client accounts.

(12)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2006 by WS Capital, L.L.C., (“WS Capital”), WS Capital Management, L.P. (“WSC Management”), WSV Management, L.L.C. (“WSV”), WS Ventures Management, L.P. (“WSVM”), Reid S. Walker, G. Stacy Smith, and Patrick P. Walker. WS Capital holds shares for the account of (1) Walker Smith Capital, L.P. (“WSC”), (2) Walker Smith Capital (Q.P.), L.P. (“WSCQP”), (3) Walker Smith International Fund, Ltd. (“WS International”), and (4) HHMI Investments L.P. (“HHMI”). WSV holds shares for the account of (1) WS Opportunity Fund, L.P. (“WSO”), (2) WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and (3) WS Opportunity Fund International, Ltd. (“WSO International”), WS Capital is the general partner of WSC Management, which is the general partner of WSC and WSCQP, the investment manager for WS International and the investment manager for HHMI. WS Capital is a limited partner of HHMI. WSV is the general partner of WSVM, which is the general partner of

WSO and WSOQP and the agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Reid S. Walker is the beneficial owner of 1,537,455 shares of common stock, which includes (i) 1,292,455 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International, (ii) 241,500 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International and (iii) 3,500 shares held directly. G. Stacy Smith is the beneficial owner of 1,538,955 shares of common stock, which includes (i) 1,292,455 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International, (ii) 241,500 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International and (iii) 5,000 shares held directly. Patrick P. Walker is the beneficial owner of 241,500 shares of common stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International. WS Capital and WSC Management are the beneficial owners of 1,292,455 shares of common stock, for the accounts of WSC, WSCQP, WS International and HHMI. WSV and WSVM are the beneficial owners of 241,500 shares of common stock, for the accounts of WSO, WSOQP and WSO International. The shares shown for WS Capital after the offering reflect the purchase by WS Capital and its affiliates of 53,336 units in the offering. The preferred stock portion of these units would be convertible into 666,700 shares of common stock, and the warrant portion of these units would be exercisable for 213,344 shares of common stock.

(13)	The percentages shown reflect an aggregate of 2,045,558 shares of preferred stock outstanding.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and other information with the SEC. You may read and, at prescribed rates, copy any of these documents that we file at the SEC’s public reference room, 100 F Street, N.E., Room 1580, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Copies of our filings can also be accessed through the SEC’s web site at http://www.sec.gov. Our common stock is listed on the Nasdaq National Market under the symbol “QMAR.” You may also request a copy of our filings, including documents incorporated by reference in this proxy statement as described below, without charge, by contacting our Secretary, c/o Quintana Maritime Limited, 601 Jefferson, Suite 3600, Houston, Texas 77002. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of the documents before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we disclose important information to you by referring you to another document filed separately with the SEC and not included in, or delivered with, this document. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

•	Annual Report of From 10-K for the fiscal year ended December 31, 2005; and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

OTHER INFORMATION

Transfer Agent.  Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates to: Computershare Trust Company, N.A., P.O. Box 43070, Providence, Rhode Island 02940-3078. Our transfer agent may also be reached via the Internet at www.computershare.com, by telephone at (781) 575-3100.

The cost of soliciting proxies in the accompanying form will be borne by us. In addition to solicitations by mail, a number of our officers, directors and regular employees of Quintana may, for no additional compensation, solicit proxies in person or by telephone. We have retained the services of Georgeson Shareholder Services, Inc. to assist in the solicitation of proxies either in person or by mail or telephone, at an estimated cost of $7,500, plus expenses. We will also make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Special Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Special Meeting.

By Order of the Board of Directors

STEVE PUTMAN
Secretary

Athens, Greece
          , 2006

Quintana Maritime Limited
000004	000000000.000 ext 000000000.000 ext 000000000.000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 Least Address Line ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card                                                               PRELIMINARY COPY

A	Proposal
The Board of Directors of Quintana Maritime Limited recommends a vote FOR the following proposal.

		For	Against	Abstain

1.	A proposal to approve, in connection with our agreement on May 3, 2006 to acquire 17 drybulk vessels from an unaffiliated third party, (a) the conversion of the 12% Mandatorily Convertible Preferred Stock into shares of the Company’s common stock, (b) the exercisability of the Class A Warrants to purchase shares of the Company’s common stock, and (c) the issuance of shares of the Company’s common stock upon the conversion of the 12% Mandatorily Convertible Preferred Stock and the exercise of the Class A Warrants.	☐	☐	☐

Mark this box with an X if you plan to attend the meeting.          ☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

■	0 0 8 6 5 0 1	1 U P X	C O Y	+

     Proxy - Quintana Maritime Limited

Meeting Details

Proxy Solicited by Board of Directors for Special Meeting of Stockholders - _________, _________, at 10:00 a.m. Local Time

Stamatis Molaris and Steve Putman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Quintana Maritime Limited to be held on ____________, 2006 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.